Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax (804) 254-3594

PRESS RELEASE

CONTACT		RELEASE

Karen M. L. Whelan		Immediately
Phone:	(804) 359-9311
Fax:	(804) 254-3594
Email:	investor@universalleaf.com

Universal Corporation Announces Quarterly Dividends and Sets

Annual Meeting Date

Richmond, VA • May 11, 2006 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors has declared a quarterly dividend of forty-three cents ($.43) per share on the common shares of the Company, payable August 14, 2006, to common shareholders of record at the close of business on July 10, 2006.

In addition, the Board of Directors declared a quarterly dividend of $16.125 per share on the Series B 6.75% Convertible Perpetual Preferred Stock, payable June 15, 2006, to shareholders of record as of 5:00 p.m. Eastern Time on June 1, 2006. This dividend represents the first quarterly dividend on this issue and covers the period from March 21, 2006 to June 15, 2006.

The Board of Directors fixed the voting record date as June 23, 2006, for the annual meeting of shareholders to be held on August 1, 2006.

Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s gross revenues for the fiscal year that ended on March 31, 2005, were approximately $3.3 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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